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                                                                    EXHIBIT 99.7

                 HAYES CORPORATION COMPLETES NEW CREDIT FACILITY
                    WITH NATIONSCREDIT COMMERCIAL CORPORATION


ATLANTA, GA, February 27, 1998-- Hayes Corporation (Nasdaq: HAYZ) today announced it has completed an agreement for a new credit facility with NationsCredit Commercial Corporation through its NationsCredit Commercial Funding Division that provides for a $42.5 million line of credit, consisting of two term loans and a revolving credit facility that is expandable to $50 million under certain conditions. This new facility, which was previously announced at $35 million, was priced at 75 basis points over prime. The Company has terminated its existing credit facility that was priced at 225 basis points over prime.

Jim Jones, Hayes Chief Financial Officer, commented, "We are very pleased to have placed this new credit facility and to have established a new relationship with NationsCredit. This facility provides us with the financial flexibility to take advantage of growth opportunities by increasing our sources for capital at substantially reduced costs. We believe this facility exemplifies NationsCredit's confidence in Hayes, and we look forward to a long relationship with NationsCredit and the entire bank syndicate."

Drew Neidorf, President of NationsCredit Commercial Funding, commented "I am happy to welcome Hayes Corporation as a new banking client of NationsCredit. We look forward to working with Hayes as a new public entity dedicated to being a leading communications company."

Hayes, the company that invented personal computer communications via the modem, is celebrating its 20-year anniversary this year. Hayes introduced the PC modem with the invention of the Hayes Standard AT Command Set, which allows modems to communicate with a host computer. Headquartered in Norcross, Georgia, Hayes Corporation, a publicly-traded company, (Nasdaq: HAYZ) markets its ULTRA(TM), ACCURA(TM), OPTIMA(TM), Practical Peripherals(TM), Cardinal(TM) and CENTURY(TM) brands of analog, digital and cable modems, remote access servers and ISDN terminal adapters along with Smartcom(TM) communications software worldwide through wholly-owned subsidiaries and branch offices. Today, with distributors in more than 40 countries, it is one of the largest manufacturers of modems in the world. For more information about Hayes and the company's award-winning products, visit the Hayes Web site at http://www.hayes.com.

                                     ###

Hayes, the Hayes logo, ULTRA, ACCURA, OPTIMA, Practical Peripherals, Smartcom and CENTURY are trademarks or registered trademarks of Hayes Microcomputer Products, Inc. Cardinal is a trademark of Cardinal Technologies, Inc.

Contact:
Jim Jones
Vice President,
Chief Financial Officer
Hayes Corporation
770/840-6821
Investor Contacts:
Donna N. Stein, APR/Dan
Durkin
212/850-5600
Press Contact:
Stan Froelich
212/850-5600

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This release contains forward looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of competitive products and pricing, product demand and market acceptance, new product development, reliance on key strategic alliances, availability of raw materials, the regulatory environment, fluctuations in operating results and other risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

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  (C)1998 Hayes Microcomputer Products, Inc.



All rights reserved. Hayes, the Hayes logo, ACCURA, OPTIMA, CENTURY, ULTRA, Smartmodem, Smartcom,ESP and How Fast Do You Want To Get There? are trademarks or registered trademarks of Hayes Microcomputer Products, Inc. Other trademarks mentioned are trademarks of their respective companies.